UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

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Filed by a Party other than the Registrant	[_]

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[_] Preliminary Proxy Statement

[_] Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[_] Definitive Proxy Statement

[X] Definitive Additional Materials

[_] Soliciting Material Pursuant to §240.14a-12

SUPERIOR INDUSTRIES INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Copies to:

Bruce A. Toth, Esq. Winston & Strawn LLP 35 W. Wacker Drive Chicago, IL 60601-9703 (312) 558-5723	Keith E. Gottfried, Esq. Morgan, Lewis & Bockius LLP 1111 Pennsylvania Avenue, N.W. Washington, DC 20004 (202) 739-5947

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Superior Industries International, Inc., a California corporation (“Superior” or the “Company”), is filing definitive additional materials contained in this Schedule 14A with the U.S. Securities and Exchange Commission (“SEC”) in connection with its solicitation of proxies from its shareholders in connection with its 2015 Annual Meeting of Shareholders and at any and all adjournments, postponements or reschedulings thereof (the “2015 Annual Meeting”). In connection with its 2015 Annual Meeting, Superior has filed a revised definitive proxy statement and a definitive form of WHITE proxy card with the SEC on March 27, 2015.

Letter to Shareholders Dated March 30, 2015

Attached hereto is a letter dated March 30, 2015 that Superior is mailing to shareholders in which Superior comments on the proxy contest by GAMCO Asset Management Inc. (“GAMCO”) with respect to the 2015 Annual Meeting. As previously announced, GAMCO is pursuing a proxy contest to elect three nominees to the Superior Board of Directors at the 2015 Annual Meeting to be held at The Westin Hotel, 1500 Town Center, Southfield, Michigan 48075 on Tuesday, May 5, 2015, at 9:30 a.m. Eastern Time. The record date for determining those shareholders eligible to receive notice of, and to vote at, the 2015 Annual Meeting is March 9, 2015.

Additional Information and Where To Find It

Superior, its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior shareholders in connection with the matters to be considered at Superior’s 2015 Annual Meeting. On March 27, 2015, Superior filed a revised definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the SEC in connection with such solicitation of proxies from Superior’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including the appendices thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.supind.com, by writing to Superior's Corporate Secretary at 24800 Denso Drive, Suite 225, Southfield, Michigan 48033, by calling Superior at (248) 352-3700, or by contacting Superior's proxy solicitor, MacKenzie Partners, Inc., toll free at 1-800-322-2885.

YOUR VOTE IS IMPORTANT

VOTE THE ENCLOSED WHITE PROXY CARD TODAY!

March 30, 2015

Dear Fellow Shareholder:

Enclosed you will find Superior’s proxy materials for the 2015 Annual Meeting of Shareholders of Superior Industries International, Inc., to be held on Tuesday, May 5, 2015. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided and vote FOR ALL your Board’s highly qualified and very experienced nominees – Margaret S. Dano, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Donald J. Stebbins and Francisco S. Uranga. You may also vote by phone or Internet by following the instructions on the enclosed WHITE proxy card.

GAMCO IS ONCE AGAIN PROCEEDING WITH A
NEEDLESS, COSTLY AND DISTRACTING PROXY CONTEST AND
HAS NOT PROVIDED ANY PROPOSAL TO ENHANCE SUPERIOR’S PROSPECTS

Once again, while Superior has been taking decisive action to position it to more effectively compete in an era of increased global competition, GAMCO Asset Management Inc. (GAMCO) is waging another needless, costly and distracting proxy contest to elect its own director candidates to your Board, despite the failure of similar attempts in 2013 and 2014. As was the case the last two years, GAMCO has not shared with management or your Board an alternative strategic plan or any specific ideas for improving Superior’s prospects or enhancing shareholder value in our highly competitive auto supplier industry. Nor has GAMCO proposed any director candidates that have experiences and competencies that we believe would expand the depth and breadth of your Board.

Despite having its director candidates rejected by shareholders for the last two years, including last year by a significant margin, GAMCO has again proposed an alternative slate of director candidates (including Walter M. Schenker who was nominated by GAMCO and rejected by shareholders in each of the last two years and Philip T. Blazek who was nominated by GAMCO and rejected by shareholders last year). Notwithstanding that, of the seven nominees being recommended by your Board, more than half have joined the Board since 2013, GAMCO wants shareholders to believe that Superior is in need of “fresh perspective and a focus on enhancing shareholder value.” In addition, GAMCO has not provided any credible arguments as to why it believes its candidates are more qualified to enhance Superior’s prospects than the highly-qualified and very experienced director candidates who have been unanimously recommended by your Board, including the four seasoned executives (Messrs. Hockema, Humphries, McElya and Stebbins) that have been added to your Board over the past eighteen months. Like last year, none of GAMCO’s director candidates have any executive-level manufacturing or automotive industry experience.

Given the significant margin by which shareholders voted not to elect Messrs. Schenker and Blazek at the 2014 Annual Meeting and that all three major proxy advisory firms – Institutional Shareholder Services Inc. (ISS), Glass, Lewis & Co., LLC & Egan-Jones Proxy Services – recommended that shareholders not

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vote for any of the nominees GAMCO had proposed at the 2014 Annual Meeting, including Messrs. Schenker and Blazek, we are very perplexed as to why GAMCO would again propose them as nominees.

Notwithstanding the continuing distraction of GAMCO’s needless and costly proxy contests over the past two years, your Board and management team have made significant progress in positioning Superior to continue to create and deliver value for our shareholders. Just over the past year, we have accomplished a great deal, including the following:

•	Launched a new modern manufacturing facility in Mexico. As part of our plans to build on the efforts of our former Chairman and CEO Steven J. Borick and his team and to evolve Superior into a more efficient global competitor, in the fourth quarter of 2014, we launched on-time and on-budget a new modern manufacturing facility in Chihuahua, Mexico that will leverage our demonstrated operating success in Mexico, lower our overall manufacturing costs and improve our position in a highly competitive market.
•	Shifted production capacity away from a less efficient and higher-cost manufacturing facility. In December 2014, we closed our Rogers, Arkansas aluminum wheel manufacturing facility and shifted production to other more cost-efficient manufacturing facilities, including our newest facility in Chihuahua, Mexico, as discussed in more detail below.
•	Continued to enhance the composition of the Superior Board with highly qualified, experienced business leaders with relevant experience, competencies and fresh perspectives. In 2014, we continued to enhance the breadth and depth of your Board by adding to your Board Jack A. Hockema, the President and CEO of Kaiser Aluminum Corporation, and Paul J. Humphries, President of High Reliability Solutions, a business group at Flextronics International Ltd., each of whom has a demonstrated background in creating shareholder value.
•	Demonstrated our continuing commitment to best practices in corporate governance. We have completed the declassification of your Board such that all directors are now annually elected.
•	Continued to return value to our shareholders. In October 2014, we authorized a $30 million stock repurchase program, after completing a previous $30 million repurchase program in 2014.
•	Strengthened our leadership, functional and operational expertise. In addition to appointing Donald J. Stebbins as President and CEO, Superior has made other key management changes that strengthen the leadership and functional and operational expertise it needs to execute on its strategy for more effectively competing in the global marketplace. Among other management changes, in September 2014, we added a new senior executive with an extensive background in the automotive supply sector to focus on business process initiatives to enhance Superior’s competitive position in the global marketplace. Earlier this year, we added a new senior executive to oversee operations who brings to Superior an extensive background in driving performance improvement in manufacturing.

YOUR BOARD HAS A PROVEN TRACK RECORD OF
CREATING AND RETURNING VALUE TO SHAREHOLDERS

Your Board and management team have a proven track record of creating and returning value to our shareholders over the course of challenging economic cycles without compromising our financial flexibility and ability to continue investing in our business. While many participants in Superior’s

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industry have struggled or filed for bankruptcy over the last economic cycle, Superior has been prudently returning capital to its shareholders while at the same time investing for the future.

•	Stock repurchases and dividends: Your Board’s authorization in October 2014 of a $30 million stock repurchase program, after Superior completed a $30 million stock repurchase program in 2014 that was authorized in 2013, is a reflection of the confidence that your Board and management have in Superior’s operating fundamentals, business opportunities and prospects. In 2014, we returned to shareholders over $40 million through dividend payments and share repurchases. Just over the past five years, we have returned to shareholders over $134 million in dividends and stock repurchases, equal to almost $5 per share.

o       While future stock repurchase programs and dividend declarations are subject to approval by your Board and will depend on Superior’s results of operations, financial condition, anticipated capital requirements, business conditions, contractual restrictions and other factors deemed relevant by your Board at such time, Superior remains committed to continuing to explore options that create and return value for our shareholders.

YOUR BOARD HAS TAKEN DECISIVE ACTION TO POSITION SUPERIOR TO MORE EFFECTIVELY ADAPT TO AN ERA OF INCREASED GLOBAL COMPETITION

While Superior remains the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America, in recent years, Superior’s revenue growth and margins have been adversely affected by increased competition from lower-cost foreign automotive parts suppliers. Your Board has taken a number of concrete actions to further strengthen the company’s competitive position in this challenging environment, including the following:

•	New President and Chief Executive Officer: Less than a year ago, Superior announced that your Board had appointed Donald J. Stebbins to serve as President and Chief Executive Officer, effective May 5, 2014, succeeding Steven J. Borick, who retired March 31, 2014. Mr. Stebbins also joined the Board, filling a vacancy created by Mr. Borick’s retirement.

o      Mr. Stebbins is an extremely accomplished automotive supply industry executive. Mr. Stebbins brings to Superior more than two decades of relevant experience, including as Chairman and CEO of Visteon Corporation, a publicly-traded global automotive parts supply company that was spun off from the Ford Motor Company in 2000, and 13 years as a senior executive of Lear Corporation, a publicly-traded supplier of automotive seating and electrical distribution systems.

o      Mr. Stebbins has extensive experience leading and operating a publicly-held automotive supply business in global and highly competitive environments. Your Board is confident that Mr. Stebbins’ extensive automotive supply industry experience, deep expertise operating in a global and highly competitive environment, leadership and managerial skills, as well as his commitment to achieving measurable results will be instrumental in positioning Superior to be an even stronger competitor in the global marketplace for automotive parts.

o	In just the nearly 11 months that Mr. Stebbins has been CEO, Superior has taken decisive action to enhance Superior’s long-term prospects and build on the strong brand and automotive industry reputation that was established by Louis and Steven

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Borick over more than fifty years. Such actions have included ensuring that Superior moves quickly and appropriately to adjust to the highly competitive and challenging pricing environment, launching a new manufacturing facility in Mexico on-time and on-budget that has added modern low-cost production capacity, closing our less efficient manufacturing facility in Rogers, Arkansas, transitioning production there to our other more cost-efficient facilities, strengthening the functional and operational expertise of our management team and continuing to build on Superior’s culture of innovation and technology.
•	Making Superior a Stronger More Efficient Competitor: One of the initiatives championed by our former CEO Steven J. Borick was the need for Superior to make strategic capital investments aimed at making the Company a stronger and more efficient competitor in the global marketplace for automotive parts and supplies. Our new CEO, Mr. Stebbins, shares that view and has worked to continue and build upon these initiatives.

o      New Lower-Cost Manufacturing Capacity in Mexico. On March 1, 2013, Superior announced its decision to construct and equip a new modern and low-cost manufacturing facility in Chihuahua, Mexico. In the fourth quarter of 2014, after completing the new manufacturing facility on-budget as Superior promised it would do, Superior began wheel production at this new facility ahead of the original schedule. The facility is expected to be capable to run fully at its initial rated capacity of 2 million wheels per year by the end of 2015. Superior is currently expanding the facility’s capacity by 25 percent so that eventually it will have the capability to produce 2.5 million wheels annually. Superior believes this investment will enhance its competitive position by lowering its average cost of production and leveraging proven operating success in Mexico.

o      Shifting Production Away from Older Inefficient Manufacturing Facilities. Your Board and management team are committed to building an efficient, operationally stronger organization that can compete effectively with manufacturers around the globe. Consistent with that commitment, in December 2014, Superior closed its Rogers, Arkansas aluminum wheel manufacturing facility. This closure has resulted in production being shifted to other Superior manufacturing facilities, including Superior’s newest facility in Mexico. We are redeploying some of the machinery and equipment used at the closed facility to enhance other facilities in a capital-efficient manner.

YOUR BOARD IS HIGHLY QUALIFIED AND EXPERIENCED AND COMMITTED TO ENHANCING ITS COMPOSITION WITH NEW COMPETENCIES AND PERSPECTIVES

We have a highly qualified, experienced, diverse and effective Board, and its members are actively engaged in overseeing management as it executes on its plans for returning Superior to sustained and profitable revenue growth and increasing shareholder returns. Our directors bring with them a broad and diverse set of skills and experiences, including in the areas of automotive parts manufacturing, aluminum fabrication, product management, operations management, global operations, strategic planning, foreign government relations, finance and accounting, human resources, mergers and acquisitions and risk management. In addition, of the eight current members of your Board, three have experience serving as either the Chairman of the Board or lead independent director for at least one other public company and three are current or past CEOs of a public company.

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Your Board appreciates the importance of recruiting new nominees to bring new perspectives, insights, experiences and competencies to the Board and how the addition of such new talent can enhance Superior’s long-term prospects. Of the seven nominees being recommended by your Board, all have joined the Board since 2007 and more than half have joined the Board since 2013 (Margaret S. Dano and Francisco S. Uranga joined in 2007, Timothy C. McQuay joined in 2011, James S. McElya joined in 2013 and Jack A. Hockema, Paul J. Humphries and Donald J. Stebbins joined in 2014). Philip Coburn, who has been a member of your Board since 1990, is retiring from the Board and will not stand for re-election this year.

We believe your Board’s seven director nominees have the integrity, knowledge, breadth of relevant and diverse experience and commitment necessary to navigate Superior through the complex, dynamic and highly competitive global business environment in which we operate and to deliver superior value to our shareholders. Each of these nominees was recommended to your Board by the Nominating and Governance Committee and was approved unanimously by your Board. The recommendations of your Board are based on its carefully considered judgment that the experience, record and qualifications of each of its nominees make them the best candidates to serve on the Board. Consider the following with regard to the seven highly qualified candidates recommended by your Board:

•	Margaret S. Dano has served as our Lead Director since 2010 and has served as our Chairman since March 31, 2014, and previously served as Vice President, Worldwide Operations of Garrett Engine Boosting Systems, a division of Honeywell International, Inc. Ms. Dano brings to your Board expertise in strategic planning, product management, start-up and global operations, and cost and quality improvements. Additionally, Ms. Dano brings to your Board substantial experience, expertise and qualifications as a long-standing director of Superior.
•	James A. Hockema is the President and CEO of Kaiser Aluminum Corporation, a publicly-traded company and a leading producer of semi-fabricated specialty products. Mr. Hockema brings to your Board considerable and valuable talent that he has developed throughout his career, including as Chairman and CEO of a public company. In particular, Mr. Hockema contributes important expertise to your Board, including automotive and aluminum industry knowledge, metals fabrication and operations experience, strategic planning and financial acumen.
•	Paul J. Humphries is the President of High Reliability Solutions, a business group at Flextronics International Ltd., a publicly-traded global end-to-end supply chain solutions company that serves the energy, medical, automotive and aerospace and defense markets. Mr. Humphries brings to your Board extensive experience in the automotive supplier industry and senior level management experience with multinational public companies, as well as expertise in strategy, growth, human resources and global operations.
•	James S. McElya is the Chairman of Affinia Group, Inc., a leader in the manufacturing and distribution of automotive replacement products. Mr. McElya formerly served as the CEO and Chairman of publicly-traded Cooper Standard Holdings Inc. and its principal operating company, Cooper Standard Automotive. Mr. McElya brings to your Board extensive experience in the automotive supplier industry, experience as the CEO of a public company and experience serving on the boards of other public companies.
•	Timothy C. McQuay is the Managing Director, Investment Banking with Noble Financial Capital Markets, an investment banking firm. Mr. McQuay brings to your Board extensive business and financial experience and public company board experience, which includes extensive experience

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on compensation and audit committees. In addition, Mr. McQuay also brings to your Board valuable insight into corporate finance, corporate strategy and risk management that he has gained from his 33 years of experience in the investment banking and financial services industries.
•	Donald J. Stebbins has been the President and Chief Executive Officer of Superior since May 5, 2014. Mr. Stebbins was previously Chairman, President and CEO of Visteon Corporation, a publicly-traded global supplier of automotive systems, modules and components to global automotive original equipment manufacturers that was spun off from the Ford Motor Company in 2000. He earlier served as President and Chief Operating Officer of operations in Europe, Asia and Africa for Lear Corporation, a publicly-traded supplier of automotive seating and electrical distribution systems. Mr. Stebbins brings to your Board more than 28 years of leadership experience in global operations and finance, including over 20 years of experience in the automotive supplier industry.
•	Francisco S. Uranga is the Corporate Vice President and Chief Business Operations Officer for Latin America at Taiwan-based Foxconn Electronics, Inc., the largest electronic manufacturing services company in the world. Previously, Mr. Uranga served as Secretary of Industrial Development for the state government of Chihuahua, Mexico and earlier was Deputy Chief of Staff and then Chief of Staff for Mexican Commerce and Trade Secretary Herminio Blanco, where he actively participated in implementing the North American Free Trade Agreement and in negotiating key agreements for the Mexican government as part of the country's trade liberalization. Mr. Uranga brings to your Board extensive expertise in matters relating to business operations in Mexico and elsewhere in Latin America, including governmental relations and regulatory compliance.

YOUR BOARD IS COMMITTED TO THE
HIGHEST STANDARDS OF CORPORATE GOVERNANCE

Your Board is committed to the highest standards of corporate governance, a commitment that was very visible well before GAMCO began its continuing string of proxy contests against Superior. Our corporate governance policies reflect best practices, including the following:

•	Superior has completely phased out its Board’s classified structure, with all directors standing for election at the 2015 Annual Meeting for a one-year term.
•	The only management representative on your Board is our CEO, Mr. Stebbins. All other directors have been determined to qualify as independent directors under the NYSE’s listing standards.
•	All Board committee memberships are comprised of only independent directors.
•	Independent directors meet without management.
•	Board and committee self-evaluations are performed annually.
•	Following the retirement of Steven J. Borick as Superior’s Chairman and CEO, the Board separated the Board Chairman and CEO positions.

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•	Superior has adopted a director resignation policy requiring a director in non-contested elections to resign in certain instances where he or she receives a greater number of votes “withheld” from his or her election than votes “for” such election.
•	Directors may be removed with or without cause by a vote of a majority of the shares entitled to vote.
•	Superior has adopted a stock ownership policy for Board members requiring each non-employee director to own shares of Superior’s common stock equal to three times their annual cash retainer.
•	Shareholders have the right to call special meetings with only a 10% ownership threshold and there are no material restrictions on shareholders’ right to call special meetings.
•	No shareholder rights plan or poison pill is in effect.
•	Anti-hedging policy applicable to all directors and employees.
•	Compensation recoupment policy applicable to all executive officers.
•	Your Board has adopted a pay-for-performance compensation structure for named executive officers such that long-term incentive awards are tied to Superior performance standards, including EBITDA as a percentage of value-added sales, return on invested capital and total shareholder return relative to a peer group, further aligning the interests of Superior’s executive officers and shareholders.

OUR PROPOSED REINCORPORATION FROM CALIFORNIA TO DELAWARE WOULD SEEK TO PRESERVE SUPERIOR’S EXISTING SHAREHOLDER-FRIENDLY PROVISIONS

As described in more detail in our proxy statement, we are seeking shareholder approval to reincorporate Superior in the State of Delaware, the chosen state of incorporation for many companies. The reincorporation to Delaware would seek to preserve Superior’s existing shareholder-friendly provisions such as all directors being subject to election at each annual meeting of shareholders, the right for shareholders to call special meetings with only a 10% ownership threshold and without any material restrictions being placed on such right and the right of shareholders to remove directors with or without cause by a vote of a majority of the shares entitled to vote. As a Delaware corporation, Superior would also continue its director resignation policy requiring a director in non-contested elections to resign in certain instances where he or she receives a greater number of votes “withheld” from his or her election than votes “for” such election. In connection with the reincorporation, we have also proposed eliminating the supermajority approval currently required by our charter for shareholders to amend our bylaws. If shareholders approve our reincorporation proposal, the vote required to amend our bylaws would, following the reincorporation, be a majority of the outstanding shares.

WE HAVE ATTEMPTED ON NUMEROUS OCCASIONS TO CONSTRUCTIVELY
AND IN GOOD FAITH ENGAGE WITH GAMCO TO AVOID A PROXY CONTEST

Over the past two years, we have attempted on numerous occasions to constructively and in good faith engage with GAMCO to avoid a proxy contest which not only is very costly to Superior but also distracts management's attention from working to build long-term value for our shareholders. Since GAMCO and its affiliates first started investing in Superior a decade ago, we believe we have maintained a very

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constructive relationship with GAMCO. We have regularly engaged with GAMCO and have maintained an open dialogue, with them. In addition, for more than three decades, we have been a regular participant and presenter at the Gabelli Automotive Aftermarket Symposium.

While we do not agree with GAMCO’s choice of director nominees or their decision to force them upon us through a proxy contest, we do value their constructive input and, notwithstanding our disappointment with GAMCO’s serial proxy contests, we believe GAMCO shares our goal of driving value for all Superior shareholders. In light of this, we engaged in numerous conversations with representatives of GAMCO, including meeting with GAMCO representatives on several occasions. In 2014, we indicated to GAMCO that we would be open to adding one of GAMCO’s nominees to the Board and a mutually agreeable second candidate in order to avoid a costly and distracting proxy contest. GAMCO rejected that offer and insisted that two of its nominees be added to the Board and not just one of its nominees. In 2014 and this year, we made clear our willingness to interview GAMCO’s nominees. However, in 2014, GAMCO was steadfast in refusing to allow us to interview its nominees, insisting that we first reach agreement on a “settlement framework,” and also indicated that it was not willing to have its nominees complete Superior’s standard director and officer questionnaire. Similarly, this year GAMCO has not responded to a request by Superior to allow your Board’s Nominating and Governance Committee to interview GAMCO’s nominees.

SUPPORT YOUR BOARD’S HIGHLY QUALIFIED NOMINEES
BY VOTING THE WHITE PROXY CARD TODAY

We ask that shareholders not allow GAMCO to force upon Superior more needless, costly and distracting proxy contests. Your vote is important, no matter how many shares you own. Whether or not you plan to attend the Annual Meeting, we urge you to sign and return the enclosed WHITE proxy card in the postage-paid envelope provided and vote FOR ALL your Board’s highly qualified and very experienced nominees – Margaret S. Dano, Jack A. Hockema, Paul J. Humphries, James S. McElya, Timothy C. McQuay, Donald J. Stebbins and Francisco S. Uranga. You may also vote by phone or Internet by following the instructions on the enclosed WHITE proxy card.

We also urge you to discard any blue proxy card or voting instruction card you may receive from GAMCO. Even a WITHHOLD vote with respect to GAMCO’s nominees on its blue proxy card will cancel any proxy previously given to Superior. If you previously signed a blue proxy card sent to you by GAMCO, you can revoke that proxy card and vote for your Board’s recommended nominees by voting a new WHITE proxy card. Only your latest-dated proxy card will count.

On behalf of your Board of Directors, we thank you for your continued support. We look forward to communicating further with you in the coming weeks.

Sincerely,

Margaret S. Dano	Donald J. Stebbins
Chairman of the Board of Directors	President, Chief Executive Officer and Director

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Forward-Looking Statements

We caution readers that this letter contains statements that are forward-looking statements (statements which are not historical facts) within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are indicated by words or phrases such as “may,” “could,” “designed to,” “outlook,” “believes,” “should,” “anticipates,” “potential,” “possibly,” “plans,” “expects,” “intends,” “estimates,” “forecasts” or the negative thereof or other variations thereon and similar words or phrases or comparable terminology. Such forward-looking statements include, but are not limited to, statements regarding the anticipated proxy contest by GAMCO Asset Management Inc. and the other participants in its solicitation, our initiatives to make Superior a stronger and more efficient competitor in the global marketplace for automotive parts and supplies, our actions to enhance our long-term prospects and enhance value for our shareholders, our ability to return Superior to sustained and profitable revenue growth and increasing shareholder returns, our ability to ramp up production at our new manufacturing facility in Mexico to full capacity by the end of 2015, our ability to expand capacity at our new manufacturing facility in Mexico and the timetable for such capacity expansion, the cost of operating a new manufacturing facility in Mexico, our ability to use our new manufacturing facility in Mexico to enhance our competitive position by lowering our average cost of production, our ability to shift production away from our older less efficient manufacturing facilities, our ability to make strategic capital investments, our ability to continue to strengthen the functional and operational expertise of our management team, our ability to build on our culture of innovation and technology, and our ability to make, and the amount and timing of, future stock repurchases and dividends. Such statements are based on current expectations, estimates and projections about our business based, in part, on assumptions made by management. These forward-looking statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may differ materially from those expressed or implied by such forward-looking statements. Those risks and uncertainties include, but are not limited to, risks related to the actions of GAMCO and other activist shareholders, including the amount of related costs incurred by Superior and the disruption caused to Superior’s business activities by these actions, general automotive industry and market conditions and growth rates, foreign competition as well as general domestic and international economic conditions, including turmoil in the financial and credit markets, possible disruption in commercial activities due to terrorist activity and armed conflict, changes in the costs of raw materials and labor, a significant decrease in business from or loss of any of our major customers or programs and the loss of key managerial talent. Other risks and uncertainties that may cause actual events to differ materially from the statements we have made herein are identified and described in more detail in Superior’s filings with the SEC, including, without limitation, its Annual Report on Form 10-K for the year ended December 28, 2014, its Quarterly Reports on Form 10-Q, its Current Reports on Form 8-K and its other filings in connection with the 2015 Annual Meeting of Shareholders. Investors are cautioned not to place undue reliance on any forward-looking statements in this letter, which are made as of the date hereof. Notwithstanding changes that may occur with respect to matters relating to any forward looking statements, Superior does not expect to, and disclaims any obligation to, publicly update, amend or clarify any forward-looking statements whether as a result of new information, future events or otherwise, except as otherwise may be required by the federal securities laws. Superior, however, reserves the right to update such statements or any portion thereof at any time for any reason.

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Important Additional Information And Where To Find It

Superior Industries International, Inc., its directors and certain of its executive officers are deemed to be participants in the solicitation of proxies from Superior’s shareholders in connection with the matters to be considered at Superior’s 2015 Annual Meeting. On March 27, 2015, Superior filed a revised definitive proxy statement (as it may be amended from time to time, the “Proxy Statement”) and definitive form of WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) in connection with such solicitation of proxies from Superior’s shareholders. INVESTORS AND SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE PROXY STATEMENT, THE ACCOMPANYING WHITE PROXY CARD AND OTHER DOCUMENTS FILED BY SUPERIOR WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Additional information regarding the identity of participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the Proxy Statement, including the schedules and appendices thereto. Shareholders can obtain the Proxy Statement, any amendments or supplements to the Proxy Statement and other documents filed by Superior with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Investor Relations section of our corporate website at www.supind.com, by writing to Superior's Corporate Secretary at 24800 Denso Drive, Suite 225, Southfield, Michigan 48033, by calling Superior at (818) 781-4973, or by contacting Superior's proxy solicitor, MacKenzie Partners, Inc., toll free at 1-800-322-2885.

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